Exhibit 99.2

Scott:
Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss first quarter results. Presenting on today’s call are Stephen Lebovitz, President and CEO, Farzana Khaleel, Executive Vice President and CFO and Katie Reinsmidt, Executive Vice President and CIO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measure will be included in today’s earnings release and supplemental that is furnished on Form 8-K and available in the investing section of the website at cblproperties.com.
We will be limiting this call to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then re-que to ask additional questions. If you have questions that were not answered during today’s call, please reach out to Katie following the conclusion of the call.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead, sir.
Stephen:
Thank you, Scott and good morning everyone.
It’s no secret that the narrative surrounding retail and malls has been unbelievably negative this year. And in fact, this is a challenging environment for our business. But, as our peers articulated clearly in their calls, the death of the mall is far from upon us. Instead, as anyone who visits our properties can see, shoppers are still shopping, parking lots are busy and traffic is strong.
Nevertheless, changing consumer habits and on-line shopping are affecting our business. Consumer spending slowed starting in late 2016 and that has impacted sales performance. At the same time, bankruptcies and store closures by unhealthy retailers accelerated, often due to their unsustainable debt loads. This combination of factors is negatively impacting our NOI this year. While we are disappointed with our results for this quarter in that they do not provide ammunition to dispel the negative reports in the media, the good news is that we also see tremendous opportunity in these challenges.

Retailers are adjusting their strategies and we are doing the same. Healthy retailers are evolving, leveraging physical and digital assets to offer the convenience, value and experience the customer demands. But it is not enough for retailers to evolve, owners have to change as well. Our leasing strategy is focused on bringing in dynamic new uses - food, entertainment, beauty, fitness and value. These uses not only drive additional traffic and sales, they also reduce our concentration in traditional apparel and juniors. Our properties enjoy prime locations, excellent access, strong demographics and long standing relationships with the communities in which they are located. Our strategy of owning the dominant retail real estate in a market positions us to attract new uses and benefit from retail consolidation.
The word of the year at CBL in 2017 is “reinvent.” Given the trends occurring, this is even more fitting now. In fact, we have to reinvent faster. We have proactively gained control of anchor locations and surrounding land for redevelopment, allowing us to quickly and thoughtfully transform our properties. Our vision is to create a growing portfolio of vibrant suburban town centers. There is no question that 2017 is going to be a tough year for a number of retailers and we will experience a short-term impact as a result. But the challenges we are facing today will allow us to accelerate the transformation of our portfolio into stronger, more valuable properties for the long term.
Another major strategic priority is to build on the significant improvements we’ve made to our balance sheet and further reduce leverage. Our commitment to achieving these objectives was clearly demonstrated with the sale of The Outlet Shoppes at Oklahoma City that we announced on Monday. The property was sold for $130 million, generating net equity proceeds of $38 million at our share after payoff of the debt and closing costs. We’ll record a gain on sale from this transaction of approximately $44 million in second quarter results. This was a tremendous transaction for CBL and our shareholders. We originally developed this outlet in a joint venture with Horizon in 2011 and through the sale generated an IRR of approximately 40%. The proceeds allow us to further improve our balance sheet as well as provide increased liquidity for future redevelopment projects.
We also entered into a binding contract for the sale of two of the malls on our original target disposition list for total gross proceeds of $53.5 million. Due diligence has expired, the buyer posted a significant nonrefundable deposit and we anticipate closing later this month. With the completion of these two additional asset sales, we will conclude our portfolio transformation program having met most of our originally outlined goals. The quality of our portfolio composition over the past three years has vastly improved as we’ve sold lower-productivity, higher-risk properties. Through these sales, we’ve generated significant proceeds to improve our balance sheet and fund investments in higher-growth assets. Tier 3 NOI has declined to just 6% of mall NOI as of March 31 and will decline even further following this transaction. Going forward we will sell assets as part of our capital recycling program or where we see opportunistic pricing, as we did with Oklahoma City.

Moving on to our first quarter operational results, portfolio occupancy increased 50 bps to 92.1%, primarily as a result of the disposition of lower occupancy malls and lease-up of our associated centers. Occupancy in our same-center stabilized mall pool declined 100 basis points, primarily due to the 110 basis points lost from store closures this quarter. We expect occupancy to decline further in the same-center pool for the second quarter, as a result of the additional retailer bankruptcies and store closures that have been announced since February. Our leasing team is focused on back-filling these spaces as quickly as possible and has executed several replacement leases already in the first quarter. As you may recall, we had a similar bankruptcy experience in 2015, starting the year with a 320 basis point decline in occupancy. By year-end 2015, we had cut this in half and by year-end 2016, we were 10 basis points ahead. The demand for space in our portfolio is strong as evidenced by the nearly 300,000 square feet of new leases executed during the quarter. This includes more than 130,000-square feet of new leasing for mall space under 10,000-square feet signed at an average increase of 18% over the prior rent. While renewal spreads were down 3.4% this quarter, we typically see the lowest renewal spreads in the first quarter and this decline is consistent with renewal spreads generated for the same period last year. Our goal is certainly to improve spreads throughout the remainder of the year.
Rolling 12-month sales for the portfolio were $372 per square foot. Sales for stabilized malls were down 2.6% on a same-center basis and 1.6% compared with last year’s unadjusted number. While some retailers missed the mark on the fashion trends, we also witnessed normally strong brands post double-digit declines due to certain merchandising decisions they made. March demonstrated some improvement and we anticipate a better April due to the later Easter this year.
I will now turn the call over the Katie to discuss our investment activity in more detail.
Katie:
Thank you, Stephen.
In April we celebrated the grand opening of The Outlet Shoppes at Laredo. The project opened approximately 82% leased. Reports from retailers following the opening were positive with most new stores exceeding their sales plan. Traffic and sales have been solid since the opening with many shoppers coming across the border to enjoy the broad assortment of new retailers.
We also opened an expansion at our Mayfaire Town Center in Wilmington, NC with H&M and Palmetto Moon.
Our redevelopment activity is robust, with nine projects underway and one recently completed. Planet Fitness opened at College Square in Morristown, TN, in space formerly used as storage.
We will open a new 20,000-square foot TJMaxx at Dakota Square Mall this summer and will also open a store at Hickory Point Mall in Forsyth, IL, this fall. In April we opened a new 48,000-square-foot Dick’s Sporting Goods in a former Sports Authority space at Pearland

Town Center. At Turtle Creek Mall we are redeveloping shop space for a new ULTA beauty store, which will open this spring. Dillard’s is currently building out their space at Layton Hills Mall in Layton, UT in the former Macy’s location. The opening is planned for the fall.
As we announced last quarter, we are working on plans for the three Macy’s locations that we purchased in January as well as the five Sears stores that we gained control of through a sale leaseback transaction. We expect to be able to announce more substantive plans for several locations later this year as leases are finalized. Plans include entertainment, restaurants, value retailers, sporting goods, service and other non-retail uses as we evolve our properties to suburban town centers. As we mentioned last quarter, we estimate the total cost for these eight projects will be in the $150-200 million range over the next three to four years, which is in-line with our normal redevelopment spend.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
For the first quarter, we generated adjusted FFO per share of $0.52, in-line with consensus. Same-center NOI declined 1.0% and same-center NOI for the mall portfolio declined 1.6%.
FFO per share, as adjusted, for the quarter was $0.04 lower than first quarter 2016. Major variances impacting FFO included:

•	$0.05 per share of dilution from asset sales completed in 2016 as well as the office buildings sold in January;

•	$0.01 of lower NOI from same-center properties

•	$0.01 of higher interest expense, partially offset by

•	$0.03 higher gain on outparcel sales.
Same-center NOI declined $1.8 million. While we generated an increase in minimum rent of $1.4 million from embedded rent growth, this was offset by $2 million of lower percentage rent and $2.0 million of lower tenant reimbursements and other income. Property operating expense and maintenance and repair improved by $2.2 million during the quarter, primarily as a result of lower snow removal and contract expense, offset by a $0.4 million increase in bad debt expense. And real estate tax expense increased $1.4 million.
At the time we issued 2017 guidance in February, we incorporated the impact of bankruptcy activity announced to-date. Since that time a number of additional retailers have declared bankruptcy and/or announced store closures. While the status of some of these retailers is still being determined, we are estimating an additional prorated impact to NOI for the remainder of 2017 in the range of $10 - 14 million, or $0.04 to $0.05 per share. We are also estimating approximately $0.04 per share of net dilution from the recently completed sale of The Outlet Shoppes at Oklahoma City and the two malls under binding contract. As a result, we are adjusting our guidance to a range of $2.18 to $2.24 per diluted share and same-center

NOI in the range of -2% to 0%. As always, our updated FFO guidance does not include any unannounced transactions. We are projecting to end the year with stabilized mall occupancy of 93% to 93.5%. The decline in year-over-year occupancy will likely increase in the second quarter as we absorb additional store closures, but we expect to narrow the margin as lease-up is completed later in the year.
As Stephen outlined, we are aggressively working to replace the spaces vacated by store closings.  We are also bringing in new uses as part of our strategy to transform our properties into vibrant suburban town centers.
We ended the quarter with total debt of $5.0 billion, relatively flat from year-end as the debt reduction from Midland was offset by the acquisition of the Sears and Macy’s boxes at the end of January. We will contribute more than $300 million to further debt reduction as we apply disposition proceeds and as the foreclosure of Chesterfield and Wausau are completed. Our net debt-to-EBITDA of 6.6 times at the end of the quarter remained relatively flat from year-end and improved from 6.9 times at the end of the prior-year period.
In the first quarter, we unencumbered four properties with a total loan balance of approximately $159 million and a weighted average interest rate of 5.67%. These loan retirements increased the percentage of consolidated unencumbered NOI to 52% of our total consolidated NOI. We have $184.7 million of operating property loans remaining that mature in 2017. We are currently in negotiations with the special servicer to restructure the $125 million loan secured by Acadiana Mall in Lafayette, LA and anticipate finalizing the restructure in the near term. As we’ve discussed previously, Acadiana is a strong property, but it is located in an energy market and its sales have been significantly impacted. We believe it is appropriate to restructure the loan, to provide additional term for the market to stabilize and utilize free cash flow after debt service to fund improvements at the property. We plan to refinance two joint venture loans secured by The Outlet Shoppes at El Paso with an aggregate principal balance, at our pro rata share, of $53 million ahead of their maturity. We are also in early discussions with our banks to refinance two unsecured term loans totaling $450 million, which mature in February and July 2018. We will announce more details once this is finalized.
The progress we’ve made over the past 24 months in reducing our debt balance, lengthening our maturity schedule and reducing our variable rate exposure provides us with the flexibility to fund our business and take advantage of the tremendous opportunities ahead. Our goal is to lower net debt to EBITDA to 6.0x, reduce the secured debt to total asset ratio to below 25%, and further increase our unencumbered NOI from high-quality properties. Our plans for growing EBITDA through redevelopments and reducing debt balances will help us progress toward our goal. I’ll now turn the call over to Stephen for concluding remarks.

Stephen:
Thank you, Farzana.
As I hope you realize, we are not at all satisfied with the numbers we posted this quarter. But we are not discouraged either. We are actively responding to the immediate market challenges by bringing new retailers and new uses to our centers. At the same time, we are energized by the opportunity to redevelop underperforming anchor stores and transform our malls into dynamic entertainment and multi-use suburban town centers.
We appreciate your continued support and will take your questions at this time.